UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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EXXON MOBIL CORPORATION

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The below communication is a blog piece authored by Neil Chapman, ExxonMobil Senior Vice President, and posted on ExxonMobil’s Perspectives & Partners blog https://energyfactor.exxonmobil.com/insights

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ExxonMobil Urges Action on Methane Regulations

By Neil Chapman, ExxonMobil Senior Vice President

ExxonMobil has long advocated for federal methane regulations as the most effective way to reduce methane emissions at scale, and we are pleased that President Biden has prioritized reducing methane emissions as part of his administration’s plan to achieve the goals of the Paris Agreement – which we support.

ExxonMobil recently participated in the annual global roundtable of the Methane Guiding Principles (MGP), an organization comprised of companies and leading civil society stakeholders committed to reducing methane emissions across the oil and gas industry value chain. A key discussion point at this meeting was the need for effective regulations.

While voluntary efforts by companies like ExxonMobil to reduce methane emissions are important, they only capture a fraction of overall global emissions. Achieving broad and durable impact requires uniform regulations that apply to all actors.

To that end, last year ExxonMobil introduced a model regulatory framework for industry-wide methane regulations, and we have advocated for policymakers globally to advance comprehensive, enhanced rules to reduce methane emissions in all phases of production.

For example, we opposed the EPA’s elimination of methane emissions regulation under the Clean Air Act in the U.S. during the previous administration, have worked with states on new regulations – most recently in New Mexico – and supported the European Commission’s Methane Strategy for the European Union. We also sponsored the Methane Tracker established by the International Energy Agency through the MGP. In addition to providing emissions data by country, the tracking includes a new Regulatory Roadmap and Toolkit to help governments assess and adopt methane regulations.

ExxonMobil led discussions across industry to advance support for methane regulation, and we are pleased that over the past several months several industry trade associations have updated their methane policies, including the American Petroleum Institute, the American Exploration and Production Council, the Natural Gas Supply Association, the Center for Liquefied Natural Gas, and the U.S. Chamber of Commerce. We are also seeing progress within key state trade associations.

In addition to our efforts around uniform methane regulation, ExxonMobil is committed to reducing methane emissions in our own operations. We’ve conducted nearly 23,000 voluntary leak surveys on more than 5.2 million components at more than 9,500 production sites, and eliminated all high-bleed pneumatic devices across our U.S. unconventional production. As outlined in our MGP submission, ExxonMobil reduced methane emissions nearly 18 percent in 2019 across our U.S. unconventional operations, compared to 2016.

Furthermore, we recently outlined our 2025 emission reduction plans that cover ExxonMobil’s direct (Scope 1) and indirect (Scope 2) emissions from our operated assets. These 2025 plans include reducing methane intensity by up to half compared to 2016 levels, which is expected to result in a 40 to 50 percent decrease in our absolute methane emissions globally. This will be supported by continued investment in research to develop new technology solutions, including collaborating with academia, environmental organizations and industry to field test a variety of ground-based, aerial and satellite sensors.

Collectively, we are making great progress to reduce methane emissions and will work with President Biden’s administration to further advance this shared goal in the U.S. and around the world.

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Important Additional Information Regarding Proxy Solicitation

Exxon Mobil Corporation (“ExxonMobil”) intends to file a proxy statement and associated BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for ExxonMobil’s 2021 Annual Meeting (the “Proxy Statement”). ExxonMobil, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of ExxonMobil’s directors and executive officers and their respective interests in ExxonMobil by security holdings or otherwise is set forth in ExxonMobil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020, ExxonMobil’s proxy statement for the 2020 Annual Meeting of Shareholders, filed with the SEC on April 9, 2020 and ExxonMobil’s Form 8-K filed with the SEC on December 1, 2020. To the extent holdings of such participants in ExxonMobil’s securities are not reported, or have changed since the amounts described, in the 2020 proxy statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of ExxonMobil’s Board of Directors for election at the 2021 Annual Meeting will be included in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain a copy of the definitive Proxy Statement and other relevant documents filed by ExxonMobil free of charge from the SEC’s website, www.sec.gov. ExxonMobil’s shareholders will also be able to obtain, without charge, a copy of the definitive Proxy Statement and other relevant filed documents by directing a request by mail to ExxonMobil Shareholder Services at 5959 Las Colinas Boulevard, Irving, Texas, 75039-2298 or at shareholderrelations@exxonmobil.com or from the investor relations section of ExxonMobil’s website, www.exxonmobil.com/investor.